EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Jeremiah Z. Smith                               July 27, 2023
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Second Quarter 2023 Net Income of $4.6 Million
Up 28.7% Over Same Quarter Last Year

Dixon, California— First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $10.1 million, or $0.69 per diluted share, for the six months ended June 30, 2023, up 52.6% compared to net income of $6.6 million, or $0.45 per diluted share, for the six months ended June 30, 2022.  Net income for the year includes the bargain purchase gain resulting from our acquisition completed in the first quarter of 2023.  On an after-tax basis, the bargain gain contributed $1.0 million to net income for the six months ended June 30, 2023.

Net income for the quarter ended June 30, 2023 was $4.6 million, or $0.31 per diluted share, up 28.7% compared to net income of $3.5 million, or $0.24 per diluted share, for the quarter ended June 30, 2022.

Total assets as of June 30, 2023 were $1.91 billion, an increase of $16.7 million, or 0.9%, compared to June 30, 2022. Total deposits as of June 30, 2023 were $1.76 billion, an increase of $7.5 million, or 0.4%, compared to June 30, 2022. Total net loans (including loans held-for-sale) as of June 30, 2023 were $1.0 billion, an increase of $86.8 million, or 9.3%, compared to total net loans (including loans held-for-sale) of $931.9 million as of June 30, 2022. The increase in net loans was primarily driven by growth in  commercial real estate and residential mortgage loans partially offset by net reductions in commercial and agricultural loans.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of June 30, 2023.

Commenting on the Company’s financial results, First Northern’s President & Chief Executive Officer Jeremiah Smith stated, “The Company continues to perform well in the current interest rate environment with interest rate spread continuing to widen in the second quarter of 2023.  The Company experienced positive loan growth during the quarter, which improved our earning asset mix, and the loan pipeline continues to provide quality investment opportunities at improved yields when compared to recent years. We also recognized a substantial paydown this quarter on a non-performing agricultural loan relationship. This paydown resulted in a recovery totaling $2.0 million, including $1.3 million in back interest and $0.7 million in expense recoveries.”

“For the quarter ended June 2023, our net interest margin improved to 3.97%,  including a 28 basis point positive benefit as a result of the previously mentioned $1.3 million interest recovery.  We continued to see margin expansion this quarter, both including and excluding the interest recovery.  We are pleased with our performance relative to the 3.55% net interest margin reported for the first quarter of 2023.

We also continued to manage our deposit costs, while our levels of deposits outstanding largely stabilized over the quarter. Total costs of interest-bearing deposits increased 24 basis points to 0.62% for the quarter when compared to the 0.38% reported for the first quarter of 2023.

While we are happy to report a positive resolution on the non-performing agricultural loan relationship this quarter, the Company unfortunately experienced a credit event related to a different agricultural relationship that required a charge-off of $2.6 million during the quarter.  This charge-off, coupled with our strong quarterly loan growth, resulted in provision for credit loss expense of $2.6 million for the quarter to replenish our allowance for credit losses.  Outside of this relationship, management believes credit quality is sound and our allowance for loan losses is adequate as of June 30, 2023.  As of June 30, deposits which were not insured by the FDIC (as calculated per regulatory guidance) were $639.1 million, or 36.3% of total deposits.”

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, Glenn and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 14 branches. First Northern is rated as a Veribanc “Green-3 Star” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended March 31, 2023 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance, asset mix, loan pipeline and yields, and the results of the branch acquisitions, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov

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